Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to (i) the use of the name Netherland, Sewell & Associates, Inc.; the reference to our reserves report for RAAM Global Energy Company (the “Company”) dated January 24, 2013; and the use of information contained therein in the Company’s annual report on Form 10-K to be filed on or about March 27, 2013, and (ii) inclusion of our summary report dated January 24, 2013, included in the Form 10-K to be filed on or about March 27, 2013, as Exhibit 99.1.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Philip S. (Scott) Frost, P.E.
Philip S. (Scott) Frost, P.E. Senior Vice President

Dallas, Texas

March 27, 2013